Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Kristen Galfetti              or                Sally-Ann Jaffe
Investor Relations Specialist                   Account Executive
UroMed Corporation                              Sharon Merrill Associates, Inc.
617/433-0033                                    617/262-1800

                     UROMED CORPORATION ANNOUNCES ACQUISITION OF
                   MINIGUARD(TM) PATCH PRODUCT AND TECHNOLOGY

A Complementary Product to the Reliance(R) Insert, the Miniguard Patch Expands
           UroMed's Market Opportunities, Strengthens Patent Portfolio

      NEEDHAM, MA, May 10, 1996 -- UroMed Corporation (NASDAQ:URMD) today announced that it has acquired from the Advanced Surgical Intervention (ASI) Liquidating Trust all assets relating to the Miniguard Patch, a U.S. Food and Drug Administration (FDA) cleared product, and other ASI-developed incontinence technology. The Miniguard product is a small, disposable, prescription adhesive patch placed externally against the urethral opening to help block leakage in women with mild to moderate stress incontinence. Additionally, the acquisition gives UroMed fundamental patents which the company believes broadly cover incontinence barrier products that use adhesive technology.
      UroMed purchased the Miniguard Patch and its related technology for $30 million, consisting of $7 million in cash and $23 million in common stock. The transaction will be acounted for as a purchased research and development charge, which UroMed expects to take in the second quarter of 1996.
      Commenting on the acquisition, UroMed's chairman of the board and chief executive officer John G. Simon said, "The Miniguard Patch is a complementary product that furthers UroMed's leadership position in creating and marketing effective options for improving the lifestyles of women with urinary incontinence. Similar to pads and tampons in the case of menstruation, the Miniguard and Reliance Insert devices form an exciting


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combination, allowing UroMed to cover a broad range of needs for women suffering from varying degrees of incontinence."
     "The Miniguard Patch was designed to provide a new option for women with stress incontinence that is discreet, external, easy to apply, and comfortable," said Dr. Robert F. Rosenbluth, former chief executive officer of ASI and co-inventor of the Miniguard Patch. "In a clinical study conducted at 12 centers nationwide with 356 incontinent women followed for more than 1,000 patient months of usage, patient dryness, quality of life, and ability to conduct various daily activities were significantly improved through wearing the Miniguard Patch. More than 100,000 devices were used by these women during the study. In a patient survey, 46 percent of patients reported being completely dry with the product."
      John Simon continued, "We are pleased that the FDA cleared the Miniguard Patch 510(k) application for marketing in the United States on May 8, 1996. If we successfully scale up manufacturing for commercial production of the Miniguard Patch, and if we are successful with our market launch efforts, the product should start to make a contribution to UroMed's growth as soon as late 1997. We believe that the Miniguard Patch is a very significant product that fits with our stringent acquisition criteria."
      UroMed Corporation was founded to develop, manufacture and market products for the management of urological and gynecological disorders. The company's first two products, the Reliance Urinary Control Insert and the Miniguard Patch, are intended for the management of certain types of female urinary incontinence. According to company estimates, urinary incontinence (UI), the loss of bladder control resulting in the involuntary leakage of urine, afflicts approximately 26 million women in the United States, Japan and selected countries in Europe. UroMed's Reliance Insert and Miniguard Patch are designed for an estimated target market in excess of six million of these women worldwide who suffer from certain types of UI and seek to maintain their active lifestyles. UroMed has designated the Reliance Insert in order to provide the appropriate UI patient, who now typically wears diapers or pads, with similar lifestyle benefits to those conferred by a tampon in the case of menstruation. UroMed's Miniguard
Patch is designed for a broader group of mild to moderate UI patients.

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Reliance(R) is a registered trademark of UroMed Corporation. Miniguard(TM) is a trademark of UroMed Corporation.